EXHIBIT 99

FOR IMMEDIATE RELEASE:                     Contact:          Louis Adams, Chris Barnes
                                                                                           (972) 770-4967, (972) 770-4959

BRINKER INTERNATIONAL NAMES WYMAN ROBERTS

PRESIDENT OF MAGGIANO'S LITTLE ITALY

DALLAS, (Aug. 2, 2005) - Brinker International, Inc., (NYSE: EAT) today announced that it has named Wyman Roberts president of its Maggiano's Little Italy concept.

Roberts previously served as executive vice president and chief marketing officer for NBC's Universal Parks & Resorts. He is also a 16-year veteran of Darden Restaurants, Inc., where he held numerous positions, including executive vice president of marketing for Red Lobster.

"Wyman's experience in establishing brand identities makes him ideally suited to lead the Maggiano's team as it continues to bring its distinct style of service and culinary offerings to new markets," said Doug Brooks, chairman and chief executive officer of Brinker. "His extensive knowledge of casual dining and hospitality will be a tremendous asset to our company."

Roberts replaces Mark Tormey, who helped launch Maggiano's in 1991 and had served as the concept's president since its inception. As announced in June, Tormey made the decision to step down to spend more time with his family in Chicago. He has remained with the company during the search and will assist with the brand's leadership transition.

Maggiano's offers a full menu of Southern Italian recipes and specializes in serving dining occasions of all sizes, from intimate dinners and family gatherings to large banquet parties, in an atmosphere reminiscent of a pre-World War II New York Italian restaurant. The brand currently operates 33 locations in 18 states.

Dallas-based Brinker International is a recognized leader in the casual dining industry. The company owns, franchises or is involved in the ownership of 1,588 restaurants. In addition to Maggiano's, Brinker's portfolio includes Chili's Grill & Bar, Romano's Macaroni Grill, On The Border Mexican Grill & Cantina, Corner Bakery Cafe and Rockfish Seafood Grill.

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